NEWS RELEASE

CONTACTS:    Allergan:
Investors:
Lisa DeFrancesco
        (862) 261-7152

Media:
Mark Marmur
(862) 261-7558

ZELTIQ:
Investors:
Nick Laudico
The Ruth Group
(646) 536-7030

Allergan to Acquire ZELTIQ, Best-in-Class Company in Fast-Growing Body Contouring Segment, for $2.47 Billion
- Immediately Accretive All Cash Transaction Expected to Close in the Second Half of 2017 -
- Brings Together Allergan’s Best-in-Class Facial Aesthetics, Plastic Surgery & Regenerative Medicine Businesses with Best-in-Class Body Contouring Business -

- Body Contouring to Become 3rd Pillar of Allergan’s Global Aesthetic Portfolio -
- Three Distinct, Complementary Businesses Converge to Create Optimal Customer Experience -

- Body Contouring Represents $4 Billion Global Market Opportunity -
- Allergan to Host Investor Conference Call Today at 9:00 a.m. ET -

DUBLIN, IRELAND and PLEASANTON, CA - FEBRUARY 13, 2017 - Allergan plc (NYSE:AGN), a leading global biopharmaceutical company, and ZELTIQ® Aesthetics, Inc. (NASDAQ:ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced that they have entered into a definitive agreement under which Allergan has agreed to acquire ZELTIQ for $56.50 per share, or $2.475 billion, subject to customary adjustments.
The acquisition of ZELTIQ is immediately accretive and enhances Allergan’s global medical aesthetics portfolio with the addition of ZELTIQ’s flagship CoolSculpting® System, the sales leader in the fast-growing cash pay body contouring segment of medical aesthetics. The CoolSculpting System is FDA-cleared to affect appearance through lipolysis or reduction of unwanted fat using a patented cooling technology. CoolSculpting works by gently cooling targeted fat cells in the body to induce a natural, controlled elimination of fat cells without affecting surrounding tissue. Body contouring is a $4 billion market opportunity worldwide and growing.
“The acquisition of ZELTIQ is highly complementary and strategic to Allergan. By adding the best-in-class body contouring CoolSculpting System to our best-in-class facial aesthetics, plastic surgery and regenerative medicine offerings we are creating a world-class aesthetics business,” said Brent Saunders, Chairman and CEO of Allergan. “With CoolSculpting, our offerings to plastic surgeons, dermatologists and aesthetic practitioners will now extend to three of the largest and fastest-growing segments of their practices, putting Allergan in a unique position to provide expanded customer service, and help meet the needs of patients.”
“Allergan’s world-class medical aesthetics products, global footprint, history and commitment to developing best-in-class aesthetic treatments makes the Company ideally suited to realize the maximum commercial potential of the ZELTIQ controlled-cooling technology platform,” said Mark Foley, Chief Executive Officer of ZELTIQ. “I appreciate the unwavering commitment and dedication of the ZELTIQ team in building a world-class Company and technology platform with CoolSculpting. We look forward to working with Allergan to ensure successful completion of this transaction, and supporting the ongoing success of the CoolSculpting technology in the U.S. and around the world.”
Allergan’s acquisition of ZELTIQ is subject to approval by the shareholders of ZELTIQ, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and fulfillment of certain other customary conditions to closing. Assuming typical regulatory and shareholder approval timeframes, Allergan currently anticipates closing the transaction in the second half of 2017.
Moelis & Company is acting as financial advisor to Allergan, and Debevoise & Plimpton LLP is acting as lead legal counsel. Guggenheim Securities is acting as financial advisor to ZELTIQ, and Cooley LLP is serving as legal counsel.

Conference Call and Webcast
Allergan will host a brief conference call and webcast today at 9:00 a.m. ET to discuss the transaction.  The conference call can be accessed from within the U.S. by dialing (877) 251-7980, conference ID 71941558.  From international locations, the conference call can be accessed at (716) 803-8252 using the same conference ID.  To access the webcast and slides go to Allergan’s Investor Relations Web site at ir.allergan.com or through the following URL: http://edge.media-server.com/m/p/bf98fk5y.  A replay of the conference call will also be available by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside of the U.S., conference ID 71941558.
About the CoolSculpting® Procedure

CoolSculpting® is a non-surgical, clinically proven procedure that selectively reduces unwanted fat using a patented cooling technology. CoolSculpting works by gently cooling targeted fat cells in the body to induce a natural, controlled elimination of fat cells without affecting surrounding tissue. Millions of CoolSculpting treatments have been performed by more than 5,700 CoolSculpting systems in over 80 countries. Market research indicates up to a 95 percent customer satisfaction rate with the CoolSculpting procedure. CoolSculpting is available through a network of dermatologists, plastic surgeons and leading aesthetic specialists that offer the procedure. More information can be found at http://www.coolsculpting.com.

About Allergan plc
Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company.  Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.
Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.
Allergan is an industry leader in Open Science, the Company’s R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.
Our Company’s success is powered by our more than 16,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.
With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.
For more information, visit Allergan’s website at www.Allergan.com.

About ZELTIQ®

ZELTIQ® is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ's first commercial product, the CoolSculpting® System, is designed to reduce unwanted fat. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer, to affect appearance.

Forward-Looking Statement
Statements contained in this press release that refer to future events or other non-historical facts, including with respect to Allergan’s acquisition of ZELTIQ are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting future clinical results based on prior clinical results; the timing or outcome of FDA approvals or actions, if any; successful integration of the ZELTIQ acquisition and the ability to realize the anticipate synergies and benefits of the ZELTIQ acquisition; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's and ZELTIQ’s products; difficulties or delays in manufacturing; the ability of Allergan to complete the acquisition of ZELTIQ; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (certain of such periodic public filings having been filed under the "Actavis plc" name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.
Additional Information and Where to Find It.

In connection with the proposed transaction, ZELTIQ Aesthetics, Inc. will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction.  The definitive proxy statement will be mailed to ZELTIQ stockholders in connection with the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORTED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on ZELTIQ’s website at www.zeltiq.com or by contacting ZELTIQ Investor Relations at (925) 474-2500.

ZELTIQ, Allergan plc and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of ZELTIQ in connection with the proposed transaction.  Information regarding the special interests of ZELTIQ’s directors and executive officers in the proposed transaction will be included in the proxy statement described above.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from ZELTIQ Investor Relations as described above. Information about Allergan’s directors and executive officers can be found in Allergan’s definitive proxy statement filed with the SEC on March 25, 2016. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Allergan’s website at www.allergan.com and clicking on the “Investors” link and then clicking on the “SEC Filings” link.